Exhibit 99.1

FOR IMMEDIATE RELEASE

METTLER-TOLEDO INTERNATIONAL INC. ANNOUNCES TENDER OFFER FOR
$150 MILLION IN SENIOR NOTES MATURING IN 2010

COLUMBUS, Ohio, May 6, 2009 – Mettler-Toledo International Inc. (NYSE: MTD) (the “Company”) today announced that it has commenced a cash tender offer (the “Offer”) to purchase any and all of its outstanding 4.85% Senior Notes due November 15, 2010 ($150 million total; CUSIP No. 592688 AB1).

The complete terms and conditions of the Offer are set forth in an Offer to Purchase dated May 6, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal”), both of which are being sent to holders of the Notes.  Holders are urged to read the Offer documents carefully.

The consideration payable per $1,000 principal amount of Notes is $1,012.50.  In addition, the Company will pay to holders of the Notes any accrued and unpaid interest from the last interest payment date to, but not including, the payment date for the Notes purchased in the Offer, which is expected to be May 14, 2009.

The Offer will expire at 5:00 p.m., New York City time, on Tuesday, May 12, 2009, unless extended or earlier terminated (the “Expiration Time”).  Any tendered Notes may be withdrawn prior to, but not after, the Expiration Time.  Withdrawn Notes may be re-tendered by a holder at any time prior to the Expiration Time.

This press release is neither an offer to purchase nor a solicitation to buy any of the Notes, nor is it a solicitation for acceptance of the Offer.  The Company is making the Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal.  The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  None of the Company, the dealer manager, the depositary and information agent, the indenture trustee or their respective affiliates, makes any recommendation in connection with the Offer.

Banc of America Securities LLC is the exclusive dealer manager for the Offer.  Global Bondholder Services Corporation is the information agent and depositary.

Requests for copies of the Offer to Purchase, Letter of Transmittal and related materials should be directed to Global Bondholder Services Corporation at (toll-free) 866-389-1500.  Questions regarding the tendering of Notes may be directed to Global Bondholder Services Corporation at 212-430-3774.  Questions regarding the Offer may be directed to Banc of America Securities LLC at (toll-free) 888-292-0070.

-more-

METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development. In addition, the Company is the world's largest supplier of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications. Additional information about METTLER TOLEDO can be found at “www.mt.com.”

Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties. For a discussion of some of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year December 31, 2008. The Company assumes no obligation to update this press release.

SOURCE Mettler-Toledo International Inc.

CONTACT: Mary T. Finnegan, Treasurer, Investor Relations of Mettler-Toledo International Inc.,       +1-614-438-4748, Fax: +1-614-438-4646

Web site: http://www.mt.com/

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